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FINAL TRANSCRIPT

Thomson StreetEvents℠

APD - Air Products and Chemicals Inc at Morgan Stanley Global Basic Materials Conference

Event Date/Time: Feb. 25. 2010 / 2:45PM GMT

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THOMSON REUTERS

C O R P O R A T E    P A R T I C I P A N T S

Paul Huck

Air Products & Chemicals - SVP, CFO

P R E S E N T A T I O N

Unidentified Participant

Good morning, everyone.

Please know that all important disclosures, including personal holdings disclosures and Morgan Stanley disclosures, appear in the Morgan Stanley public website at www.morganstanley.com/research disclosures, or at the registration desk.

After that, I’d just like to welcome Paul Huck, who is the Chief Financial Officer of Air Products, to talk and (inaudible).

Paul Huck - Air Products & Chemicals - SVP, CFO

Thanks, Paul, and thanks, everyone, for being here today, coming to the talk here. The weather is not great out there, as you probably have realized, that everyone who has been in this area for this past winter probably can’t wait until spring. I know I’m one of them that sits here.

With me today, Ken Walck, a manager from our -- Manager of Investor Relations is here with me today. I’m going to address really a couple of things. I’m going to talk about Airgas obviously and our offer to acquire them. I know a lot of you have questions on that. We’ll also talk about the progress on our goals in the base company for margin and growth for things. Then I’ll open it up for questions here.

All right, I have a lot additional information, three slides worth. Please read this stuff. I’m not going to read it to you. I’ve got to get past it.

We talk first about the offer here to acquire Airgas and what’s our (inaudible). We’ve had a lot of questions obviously on it. The offer is for $60, a 38% premium to the share price on the closing before it, before we announced, and an 18% premium to the -- and through the 52-week high of the stock. It is substantially cash accretive to us in year one. We also look at this and we see there are significant savings which we can bring by bringing these two companies together, which we don’t think are possible by either of the companies staying apart for this. About $250 million a year on a run-rate basis by the end of year two.

We have -- the financing is fully committed by -- from JP Morgan at this point in time. We will get back to an A rating over time.

The other thing is we have transaction costs which everyone should know about. We think those transaction costs are about $200 million a year, with the current accounting change this year for us which is that you expense these transaction costs.  Previously, those costs have all been put into the balance sheet as far as part of the cost of the acquisition and capitalized as goodwill. But we will have probably about an $0.08 a share impact in quarter two, a $0.10 a share impact in quarter three, and then it will continue from there. There is a carrying cost into the bridge and we are amortizing the cost of the bridge over the 12-month life of it, just so everyone knows how that accounting works for it. If anyone has any questions, just give us a call on it.

Another question which people have had is the regulatory approval of this. We think we have a very good understanding of the issues here. We are ready to make the appropriate sales of assets which are needed to complete this transaction.

If we look at the logic which sits behind here, we think this is a very strong strategic case which we have, very compelling reasons for us to do it. First off, from the obvious one of size, although this is not a size -- it is not a transaction which is motivated by size, is that it makes us the largest industrial gas company within North America. It also makes us one of the largest industrial gas companies in the world.

What is more strategic for us is it balances the mode of supply for us. It gives us greater capability in the packaged gas area. I’ll have more to say about why that’s important to us in a second here.

But the other aspect of this which makes it very important for us is we think it combines the complementary skills of the two companies. We think these two companies blend together extremely well. When you take the things which Air Products does in the tonnage areas, the ability which we have in the international areas, our ability in engineering and technology and applications work, and you combine that with the position which Airgas has in packaged gases, their skills in packaged gases, their ability to do rollup acquisitions and also their 1500 salespeople, which really enable us to serve a broader range of industries.

We also think that timing is outstanding for this transaction. If you take a look, one of the things which we do is that it is occurring as we come out of the recession, so it enables us to maximize the savings which we can get here. We have an unloaded supply system which has some room in which we can grow and supply more gas to Airgas locations. We also have the ability, as we look here, to take them on the international front, which is something which they have a desire to do. If you do it on the back of the infrastructure which Air Products has, we have infrastructure across Europe, we have infrastructure across -- certainly across Asia, which they would have to build. We can bring their model of business more quickly and at a cheaper, a much cheaper cost to places like China, Korea, Taiwan, India, etc. So, we think there’s a lot of capability there for us.

The other thing is that they are embarking on the SAP system. What they’re doing there is that we have already done that. We have a packaged gas solution. We can bring them into the Air Products system. We think that has great opportunity for us.

If we take a look at Airgas -- and so just a brief view of this. It has a premier position in the packaged gas area, and so they have about 25% of the market in this particular area (inaudible) 12. They have grown very strongly and their same-store sales growth has been strong over the past five years at about 7%.

The pie chart which you see over here on your right actually also is very important to us because it gets us into industries which Air Products does not serve that much in the United States. We serve them in other places in the world where we have packaged gases applications, where we have applications and we have skills there which do not go to market today because we don’t have a packaged gas business in the United States.

The last aspect of this is the coverage which you can see, a broad coverage. The sales reps are very important. The role of acquisition skills which they have are very important to us.

Now, let’s take a look at the company which this creates. If you look at this, it makes us, as I said, one of the largest industrial gas companies in the world; it makes us the largest industrial gas company within North America; it also expands our capability in packaged gas. Packaged gas is about 40% to 45% of the market for industrial gases. So, it would take us from being under-represented in that area to being fairly close to what the market represents. It also gives us world-class skills in all those areas.

So I’d like to talk about a little bit about the value of the integration here. If you take a look at this slide, you can see the tonnage and in the bulk and the packaged gas (inaudible) the supply in the center. On your left are the products in which we give. Then on the right are the benefits of being integrated.

So if we look at just tonnage and liquid bulk, very obviously the things that you get is you build the plant a little bit bigger, and you get the co-supply economics of liquid oxygen and liquid argon, liquid oxygen and liquid nitrogen. You can also get a coproduct here of argon from a large oxygen plant for things. The other thing which you get is backup supply to smaller on-sites, which is an important aspect. You cannot be in that small of the on-site business without having a liquid business to back that up.

Then if you look at between the bulk business and the packaged gas business, you obviously have the product supply outlet, which is important. But even more important to us is that you get a broader sales coverage, you get broader ability to hit on the industry. There are industries which Air Products doesn’t serve a lot which are large consumers of industrial gases.

So if you take some of the simple examples of the maintenance and repair areas, the construction area, if you take the analytical area, the food and beverage, the medical area, we do not have the sales coverage to adequately cover all of the opportunities for these areas in the United States. They do represent a market for liquid products but they also purchase a large amount of packaged gases. So getting the sales force of Airgas with that will help us tremendously with that.

We now turn to the cost synergy savings side and you look at the supply chain synergies which we have and the overhead synergies which we have. We talked about $250 million a year by the end of year two on a run-rate basis for us. We think that continues to grow beyond that time period. We think the savings are probably about 60% on the supply-chain side, about 40% on the overhead side.

If we look at the type of things which we’re doing, first you have to look at what the focus of the Airgas company has been, and the focus of Airgas has been on growth. They have been a rollup acquisition strategy; they focus much more on growth. They have a very good track record in that area. They have done less so on the efficiency side.

So if you look at that thing, things like consolidating the build locations which they have acquired, consolidating the packaged -- the places at which they make the spec gases which they sell, they’ve not gone through. They operate the bulk of the ones which they acquired over those years.

As we look at this, we think these plants should run 365 days a year, 24 hours a day, etc. We think that there’s a capability to shut a number of these down.

You would also go to a different model for delivering the product. Right now, they go very much on sending the driver on what is known as a [mill] run basis. We would go to hub and spoke. In other words, the driver gets a different delivery method, a different delivery route every day instead of the same delivery route. What that winds up is you don’t have as many drivers, you don’t have as many trucks, you don’t drive as many miles for each cylinder which you deliver. So you save a considerable amount of savings.

We have a much larger requirement on the purchasing end than Airgas has. We would look to bring them on to our supply contracts and leverage our supplies more. That’s obvious.

The other thing which is not as obvious is we have purchasing which we do around the world. We procure for our businesses in Asia, and we also procure things in Asia for the US and Europe. We would look to lever that. That is something which Airgas does not have today since they don’t have the presence in places like China.

On the overhead side, we would actually do a lot of very obvious things on the corporate side. I think everyone understands the type of things which you would do there, eliminate the overlap. We would also take and rationalize the management structure, then the number of regions which they have, look to see if we could slim down the management of the business here. What we would then also do is look to bring shared services to the back office. This is something which they still do a lot of paying of the bills out everyplace; they invoice out at each of the locations. That is not typically the way people operate today in a large company. They tend to do that from a single location with an enabled system, and really coming out and cutting down considerably on the cost in that area, which would be something which we would look to do there.

So we think there is significant ability for us to improve margins here, the margins in the business as we take a look at them, compared to our business, compared to what pressure (inaudible) about their business is that the margins are just too low. We think that makes the synergies achievable and something which adds a lot of value. We think we have the capabilities and the skills to do that.

If you look at the area of growth, I touched a little bit on this already. A thing which we have is we have a business in Europe which has come up with a number of products which have enabled the sales growth in Europe to be very strong. We have cylinders, which I’ll talk about later on in the presentation, which have really enabled growth in this business, which really -- and make our customers a lot more productive in the things that they do. We also would look to bring micro bulk, which we have in Europe, into this market more broadly and use the sales force to drive that. We look for a lot more sales in the industries which we do not cover, as I talked about earlier. Finally, the area of taking the Air Products structure and the international aspect of things which we do and bring that to Airgas.

The thing which we don’t intend to touch on, the thing which we don’t intend to destroy, is the success which they have on customer focus. We think that is a key element of things.

So I’ve gotten a lot of questions of “Do you understand what the secrets are (inaudible) Airgas? Yes we do. We do understand that their customer focus has driven a lot of value in stuff. We would not intend to go out and cut a bunch of salespeople and get rid of that structure. We do intend to make the back-office run a lot more efficiently (inaudible). We think there are significant opportunities for growth when you combine the offerings which we bring, the density which Airgas brings, and the ability to expand on the Air Products structure internationally.

A question which we’ve also gotten is, “Why so much investment within the US?” I think, as we look at the US, we think that the US is still a very strong market. As we look at all of the countries in the world, as far as growth is concerned, from an absolute dollar amount, is second to China during the next five years, so it’s a very strong area of growth still. We think the opportunities sit there. It’s 28% of the growth within the world. We still think it is a solid, a stable region which doesn’t have as much risk associated. And so it balances some of the things which we and other people are doing in the emerging areas of the world where there is inherently a lot more risk.

Take a look at the measures for this. Here are the key areas. We’re spending a lot of cash to do this thing, and we realize that.  So getting that cash back is going to be extremely important and we’re going to focus our measures on that. We’re not going to walk away from the return objectives which we had. I will talk about more of that at the end of this thing, but we’re going to have a lot of focus on cash and making sure of that and that we get the cash and that we move back towards our A bond rating.

So what you can see is that it’s very strongly accretive on a cash basis for us. We think that is very important. You can see the impact of the synergies to the significant improvement in margins, on a cash margin basis, which we think is important. As we look at it, we don’t think this blocks anything which the base company was going to do.

So if you take traditional Air Products and all of the things which we talked about with everyone over the years, we do not think that we are substituting this for those things. We think we’re doing those things and doing this. If we thought it took away from those things, we would not be trying to do this, to be quite honest with you; we would not be doing this. We think, if you look at this, the timing is right. We have the people to do it; we have the people identified. When you talk about the things which we need to do, we know who the people are to get the savings. Those people are not involved in the other growth opportunities which we have, so that is normally the key aspect of this. We’ve taken a hard look at the financial aspect of these things, and we think the financials work for us. So we think we have the ability to do this thing and to move this whole thing forward.

A lot of the questions on what the path -- I can’t give you every tactic which we have because we don’t know if are going to take every tactic which we have to play.

If you own the Airgas stock today, I would ask that you have a very good deal in front of you and that you consider that very strongly, as you communicate to the Board of Directors of Airgas, that they ought to give this due consideration. Right now, we do not think we have been given due consideration. We think we have a very compelling offer on the table that really enhances the value on the Airgas shareholder. We also think there is value for the Air Products shareholder, which is considerable here.

But you can see the things which we’ve done, so we have a lawsuit, which is a normal thing to do; this is nothing which is odd or unusual. It happens in almost all of these cases at the companies incorporated in Delaware. We have commenced on the tender offer. We have the financing committed. We have started the regulatory process. We are prepared to make the appropriate sales of assets which we will need to make.

One of the things which you should understand is we do not have a packaged gas business in the United States. If you go back to the Airgas slide and just take a look at that, 90% of the business is in packaged gas. That is our target, the bulk business we are ready to sell and to give that -- and to sell that to somebody else if that is required by the FTC. But we are going to proceed with the FTC and make sure that -- and that this transaction gets approval for it. We are willing to carry that out.

As far as that, as far as a proxy contest is concerned, we are ready to deal with that. We are committed to do the things which we need to do to complete this transaction.

Now, I’d like to talk a little bit about Air Products itself on the financial performance end of things and really walk you through on the ‘04/’08 period. I think a lot of you know the story there. It was a very good period for us. We grew our sales very strongly.  On the margin basis, we improved margins. EPS grew greater than sales. Even more importantly, our returns improved substantially during that period.

The first half of ‘09, we saw very sharp downturn. We took actions very quickly. In our Q1, they started turning things around.  You see, even though the sales were down a lot more, we abated a lot more of the impact on profits which we’re concerned -- we started to improve returns again and climb back up. That is continued in Q1, despite the fact that you have a relatively slow recovery occurring at this point in time.

So, we think the Company is extremely well-positioned to take advantage of the opportunities as the world comes out of the downturn here. So what I’d like to do here is talk about some of those opportunities which we see here.

We have a lot of opportunities on the growth side of things. If you look at the drivers for this, we talked about the energy, the environment, the emerging markets. On the energy, we still see lots of things on the on-site side for hydrogen and oxygen. I will talk about them to you.

On the environment side, we see a lot of things still occurring on Oxy fuel. Carbon capture is still going to be something. I don’t know when it occurs, but that is something which the world is determined to deal with. We see a lot of applications for using alternative fuels, for using alternative fuels where they replace traditional fuels which have gotten a lot more expensive to control the environment aspect, so really bringing the energy and the environment together on these things, which is a lot -- very common thing for us to do -- and to drive growth of industrial gases. So, we see a lot of opportunities occurring there.

On the emerging markets area, we still see a lot of growth occurring in China for us, growth in India, growth in Mexico for us.  So, we see a lot of opportunities which continue.

Let’s talk about some of the applications which we have. So to give you an application in glass, and it’s a real-life example here.  But what you see on the left here is a burner which we have patented, which we supply to the glass company. Then we combined the offering of the burner with a small on-site business. All of this occurs in the emerging gas area, so a plant which is really designed around a glass furnace, because it gives -- (inaudible) right for the glass furnace and everything like that.

What you get from the combination of the oxygen and this burner is you save about 15% of the energy which is required to make glass, so a significant savings there, plus you lower the emissions of NOX, you lower the emissions of carbon dioxide on the glass furnace, so a lot of savings and a lot of benefits to the person who was running that glass furnace. We have a about 75% win rate in this area. It’s a really good example, I think, of how you take the (inaudible) energy where the prices of energy are going up, the demands on the environment and where they are continually trying to tighten down on the regulations of things. For people to keep operating, they have got to improve their environmental performance continually. You see those two things coming together.

Another example here to bring forward here is -- are some of the things which we have done in the packaged gas business in Europe. What you see here is a cylinder, which is a new offering in Europe. It has probably about 10% of our sales today since we introduced it about five years ago. What this cylinder is, is it really enables our customers to work more productively. We give them a lighter cylinder, a shorter cylinder, and the amount of gas is the same; it’s a higher pressure cylinder. But the valve, the regulator and the gauge, it all goes together. You can see it’s protected, so it’s extremely safe. It’s a lot easier for them to move around. So if you think of job sites or you think within a plant and stuff like that, the advantage which our customer gets for being able to take that cylinder -- the cylinder normally would come up pretty close to the top of the chest of the woman who is shown in this picture here, so a significant improvement there and for our customer on the productivity end.

On the on-site side, let’s talk about the hydrogen market (inaudible) couple of slides which we’ve shown to you guys before.  What you see is hydrogen is still a very strong driver of growth. We’ve got a lot of hydrogen coming on stream this year. We have more orders in the backlog for hydrogen. It’s really driven by what you see in the pie chart up, there the conversion to more transportation fuels coming out of the refinery.

So what you see on the bottom side is what’s happening on the refinery area. You can see the refiners who don’t use a lot of hydrogen. What happens with them is those refiners actually have a lower margin because the transportation fuels which they make sell for $1-plus a gallon. The residual fuels which they get sell for (technical difficulty) cents on a gallon. When you move that stuff over there and you use more of the hydrogen to take out the sulfur to make more transportation fuel, what you wind up getting is more of those transportation fuels (inaudible) true of the cash margin of the refinery.

The other thing that you get is clean fuels on those things, so we are still going to see regs coming in there, off-road diesel regs coming in in 2010 within the US, and on rail within the US that comes in 2012, and Marine comes across the world in 2014-2017.  So you still see a lot of activity there. You see the crew slate as people look at that and the outsourcing which we’ve done. So as the customer looks to go out and to change and they look to go out and they move towards more on the outsource hydrogen for a new requirement, they will very often throw in a shutdown of the existing capacity which they have in hydrogen.

On the auction market, we have a lot of opportunities which still sit there. If you look at this on the Asian area, they continue to grow. They continue to have a lot of opportunities in China or on making an industry on chemicals in China from all of the coal that they have. It’s a very large application for us.

Steel has shown some signs of life, especially in Asia, for us. As we look at this, we see, for the, future clean coal and power capture on the CO2 thing. We think that, probability over the next five to eight years, that there’s probably 100 new large oxygen plants which are going to be required around the world. So substantial growth, substantial opportunities for us.

If you take a look at our backlog here, we’ve talked a lot about the 2010 plants which are coming on stream. We’ve also got a nice backlog building for 2011-2012 for the large plants. If you take -- it’s just, if you take a look at the slide on your left, what you are going to see are the hydrogen opportunities. On your right, you’re going to see the oxygen and nitrogen opportunities.

What these really build on is, first, we start a base contract, so a lot of these things add to that. We build a franchise out and we have plans on a pipeline system. We look to sell more products out of there, so we’ve got liquid opportunities which occur in the oxygen area, cogen opportunities in the hydrogen area where we look to integrate the heat of the customer and really bring more customers on the pipeline system for us.

Electronics, just to briefly touch on that, thin-film has slowed somewhat but it still remains a very large opportunity. If we look at that on the flat-panel thing, a 1 gigawatt facility of production of panels a year probably produces about $100 million in gases sale. We think the size of this market opportunity over the next eight to ten years is probably $3 billion to $4 billion in sales in gases for us.

An untapped source of growth is the equity affiliates for us; it’s very important for us. We’ve had success in doing this in places like Spain, Malaysia, Korea and Taiwan, which all started out as equity affiliates for us. Then we acquired the majority of the stake in there from our partners. So, these are opportunities which we have for the future.

If we take a look at 2010, we’ve talked a lot about 2010. If you look at the economy, we still think that the pullout from the recession is quite slow globally, probably manufacturing up 1% to 2% in fiscal year 2010 for us. We think the US is flat to up 1% or so. We think Europe is probably down 1% in that time period. Asia is up 8% to 9%, so silicon growth strong, 20% to 25%, albeit it’s coming off a low base from that.

Our CapEx forecast remains unchanged at $1.3 billion to $1.5 billion. So, we still think there are lots of opportunities for us in good growth going forward.

If you take a look at the things which we have, you don’t get a lot on trying to load the existing system from a 1% to 2% growth in manufacturing. That, I think, is going to follow more in 2011-2012 for us as we think manufacturing is probably going to grow 2% to 3% in 2011, probably 4% to 5% in ‘12. But until we get some jobs being created around the world, I think it’s very difficult. We’ve got to get the consumer to come back. But we do have -- but if you take a look at 2010 for us, because of the things which we’ve done from a cost standpoint and the new projects which I talked about earlier, we do have a solid amount of growth which is coming forward here.

Just to wrap up as far as the opportunity for which we see, we still see a large amount of stability in the Company, the contract which we have underlying a good portion of what Air Products is, the business which we have. We think Airgas really enables us to compete across all three modes of supply. We think that’s important.

As far as growth opportunity, we had a backlog which continues to grow and is very solid. We think the energy, the environment, the emerging markets growth is still very strong. Airgas provides us opportunities more broadly on the international end as far as packaged gases, plus more growth within the United States.

Our basic goals remain unchanged -- double-digit EPS growth; ROCE 3% to 5% above our cost of capital; continued improvements in margins and return. The Airgas transaction also delivers a tremendous amount of cash for us over the years, so if you look five years out and see what the capability which (inaudible) grows for this company and the ability to go out and fund investments and to do things as these markets occur, you’re going to see a much stronger company from Air Products evolve from that.

So we think we are positioned well with or without Airgas. We would like it more if we include it, but we still think our story is strong even without it. So, we think we have -- this is an “and” case; it’s not “or”, or “one or the other”.

So with that, I will take your questions.

Q U E S T I O N S   A N D   A N S W E R S

Unidentified Participant

So you mentioned that you expect to get a return on capital employed of 3% to 5% above your cost of capital. Can you talk about whether or not the Airgas transaction fits into that criteria, the current terms suggested, and whether, given the availability of cheap financing in the [automotive] industry in general, you would expect to see returns come down over the next couple of years or whether you still expect them to remain where they were over the past five years?

Paul Huck - Air Products & Chemicals - SVP, CFO

Okay. First, and with the transaction itself, as we bring the transaction in, from an accounting return standpoint, it is going to depress the accounting returns.

If I look at cash flow returns which I have, I am above the cost of capital by that type of spread when I put all of the savings in, which I have. But it’s going to take me -- if I take a look at the return on capital, I’m probably going to get, in 2010, Paul, probably about a 12% or so return. If you then project out in year one of the transaction, my return on the ROCE drops to a little bit above 9%. As the cost savings come in the second year, it gets to ‘11. By year three, it is back up to 12% and then grows from there.

I think the key for us here is that, if we take a look at the profile -- I am marking a big piece of the business to market, so I don’t have the depreciation impact, which you obviously get on a return on capital employed for things. But the slope of the curve is sharper and the Airgas is going up, then on the base Air Products. If we take -- just to get on the competition aspect of things, investment has slowed a little bit in those opportunities, but as the world becomes clearer, I think those investment opportunities are going to continue to pick up. We have not seen returns dropping for us as far as the bids which we are willing to put out.

Bob?

Unidentified Audience Member

Just the obvious question -- one, the price of Airgas is trading above where the bid is, and so I’m not going to say somebody else is coming in, and I won’t ask you that question. But the question is, assuming you do get the Airgas and it is at a higher price, could we expect realistically an offering from you guys to reduce your debt sometime in the next 6 to 12 months after that, or can you say definitively that you have no intention of doing an offering?

Paul Huck - Air Products & Chemicals - SVP, CFO

At the price at which I stopped, Bob, if we do get competition on this thing, the price at which I stopped, I still could get a BBB rating and remain within the parameters for which I would want to be in and do it with 100% debt.

If I go out to the future and we go out -- if I go out six to seven months out from today, I’m going to make a judgment over whether I want to be BBB or BBB+. If I go to the BBB-plus, then I would have to offer equity to enhance that. I will make that decision at that point in time.

Unidentified Audience Member

Just to be clear, when you say BBB flat --

Paul Huck - Air Products & Chemicals - SVP, CFO

Yes?

Unidentified Audience Member

-- you are not at all insinuating BBB minus. You are (multiple speakers) (inaudible)

Paul Huck - Air Products & Chemicals - SVP, CFO

No, I’m not. BBB flat, right, BBB.

Yes?

Unidentified Audience Member

I was wondering why you reduced the initial offering from $62 cash and stock to $60 cash. I know the stated reason was the additional expense for having to go on friendly. But is there really -- it doesn’t seem like there’s a better way to railroad negotiations than reducing the face value of your initial bid, especially when everybody is predicting a higher price.

Paul Huck - Air Products & Chemicals - SVP, CFO

Well, it’s all about the place at which you start. We had went and we had raised the offer a little bit for them from $60 to $62 as a sign of goodwill to get them to the table. They didn’t come to the table, right? Obviously, we’ve done a whole lot of things to try and get them there. Now, my costs are going up and I’m not going to tell them “Hey, I’m going to send you -- I want you to understand that I’m serious but I’m also I’m not going to bid against myself in this. The $60 to $62 was a bid against myself. I’m not willing to do that. So, we are going to start at $60, the original spot, as if they hadn’t moved at all.

We had addressed a number of the issues. If you go back and you read this stuff, they complained about the currency which we used; they didn’t like the stock. They wrote a bunch of stuff about that.

So we decided to go all-cash. All-cash costs more in the initial term. We went and committed on the financing to do this.

Unidentified Audience Member

I’m sorry, I have one more question, just a clarification on appropriate divestitures. I know you said that you wanted the gas, but are you talking about liquid bulk?

Paul Huck - Air Products & Chemicals - SVP, CFO

Yes, yes, so it’s that 10% which we are prepared to sell.

Unidentified Audience Member

Okay.

Paul Huck - Air Products & Chemicals - SVP, CFO

Anybody else? Paul?

Unidentified Participant

What do you think about new projects coming onstream in your current business? You’ve given us some guidance for 2010, but should we look at new revenues from new projects increasing in 2011 or decreasing in -- relative to 2010 based on your current pipeline?

Paul Huck - Air Products & Chemicals - SVP, CFO

Yes, I don’t think it is going to be as large in 2011 as it has been in ‘12 -- I mean as it has been in ‘10. I think it is going to be a little bit shorter of that. It’s not going to be as large.

Unidentified Participant

Given what you said regarding synergies and rationale around this transaction, do you prefer to own this to complete like a greater transaction on the asset now or in a year’s time? What do you look at?

Paul Huck - Air Products & Chemicals - SVP, CFO

I would prefer to own the asset now. I do care.

I don’t have a desire -- you know, on the hostile basis, we went because it was the right decision for us. We thought long and hard about it. I would rather have this be an offer in which we can agree and work out in a good way.

Unidentified Participant

Can you detail the reasons why you would rather own it now? Is it like, in a year’s time, half the synergies are gone?

Paul Huck - Air Products & Chemicals - SVP, CFO

No, it’s a good thing for us to do. The quicker in which we can get to go out and do something, the better off which we are to make that happen. I have the people ready to go and address this, so we are ready to go after this.

Unidentified Audience Member

Just a quick question -- when you went through the thinking about buying or offering for Airgas, was buying back your own shares an alternative, a large-scale repurchase?

Paul Huck - Air Products & Chemicals - SVP, CFO

Well, certainly we take a look at that all of the time. In the end, what we have always said is that a strategic investment within the business which meets our criteria is always preferred over our share buyback.

Unidentified Audience Member

So, I mean, can you expand a little bit? Because it sounds like there is something more in the future that you see with these, beyond those initial synergies, that would enable you to get better margins. I mean is it just a different business structure or --?

Paul Huck - Air Products & Chemicals - SVP, CFO

No, I think the thing what you said -- on putting the SAP system in, as we look at this, I’m not going to get that in until the last half of year two. There are savings beyond this, so we look to drive the margins higher. Our goal is to have margins which are close to the margins which we have been able to get in Europe in the business, which is around 20%. We think the business is capable of that. We think we can do those things.

We’ve got to cut it off. I’m sorry. All right, thank you very much, everyone. I appreciate it.

(applause)

D I S C L A I M E R
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